     As Filed with the Securities and Exchange Commission on May 4, 1994
                                                            Registration No. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                                 ADVANTA CORP.
             (Exact Name of Registrant as specified in its Charter)

                 Delaware                                            23-1462070
             (State of Incorporation)                       (I.R.S. Employer Identification No.)

                          Brandywine Corporate Center
                                650 Naamans Road
                           Claymont, Delaware  19703
                                 (302) 791-4400
          (Address and telephone number of principal executive office)

                             GENE S. SCHNEYER, ESQ.
                                 Advanta Corp.
                          Five Horsham Business Center
                                 300 Welsh Road
                                 P. O. Box 749
                       Horsham, Pennsylvania  19044-0749
                                 (215) 657-4000
           (Name, address and telephone number of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: /x/

                             -------------------

                       CALCULATION OF REGISTRATION FEE

                Title of Shares      Amount to be        Proposed Maximum Offering    Proposed Maximum         Amount of
                To Be Registered     Registered (1)      Price Per Share              Offering Price           Registration Fee (2)
                ----------------     --------------      -------------------------    -----------------        --------------------
                Class B Common
                Stock, $.01 par
                value                  18,000 shares               $11.00                   $198,000                 $69.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2) Calculated in accordance with Rule 457(g) under the Securities Act of 1933, based upon the price at which the shares of the Class B Common Stock are to be offered.

                             -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                  Subject to Completion, Dated May 4, 1994

                                 ADVANTA CORP.

                     18,000 Shares of Class B Common Stock





         The 18,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of Advanta Corp. (the "Company") offered hereby are being offered by the Company to the persons and upon the conditions described herein. See "Plan of Distribution."

         The Class B Common Stock is included in the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") under the symbol ADVNB and is the non-voting class of common stock of the Company. On May 2, 1994, the last reported sale price of the Company's Class B Common Stock was $35.25 per share, as reported on the NASDAQ-NMS.

         Investment in the shares involves material risks. See "Investment Considerations."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The Date of this Prospectus is         , 1994.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information                                                       2
Incorporation of Certain Information by Reference                           3
The Company                                                                 3
Investment Considerations                                                   4
Use of Proceeds                                                             5
Plan of Distribution                                                        5
Description of Capital Stock                                                5
Experts                                                                     10


         No person is authorized to give any information or to make any representation not contained in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than the Class B Common Stock to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a registration statement (herein together with all amendments and exhibits thereto called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class B Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class B Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         As required by the Commission, the following documents previously filed by the Company (Commission File No. 0-14120) with the Commission under the Exchange Act are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         2. The Company's Current Reports on Form 8-K dated January 26, 1994 and April 19, 1994; and

         3. The description of the Company's Class B Common Stock which is contained in the Registration Statement on Form 8-A filed on April 23, 1992 by the Company to register such securities under Section 12 of the Exchange Act, File No. 0-14120, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations Department, Advanta Corp., Five Horsham Business Center, P.O. Box 749, Horsham, Pennsylvania, 19044, telephone (215) 784-5335.


                                  THE COMPANY

         The Company is a highly focused direct marketer of select consumer financial services. The Company primarily originates and services credit cards and mortgage loans. Other businesses include equipment leasing, credit insurance and deposit products. Most of the Company's credit card receivables, bank deposits and mortgage loan receivables are held by Colonial National Bank USA ("Colonial National"), a nationally-chartered bank located in Claymont, Delaware. At March 31, 1994, the Company's assets under management totalled approximately $6.3 billion.

         The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware 19703. Its principal operating offices are located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044. The Company's telephone numbers at its principal executive and operating offices are, respectively, (302) 791-4400 and (215) 657-4000. References to the Company in this Prospectus include its consolidated subsidiaries unless the context otherwise requires.

                           INVESTMENT CONSIDERATIONS

         In addition to the other information in this Prospectus, investors should carefully consider the following factors, among others, in connection with an investment in the Class B Common Stock:

         LIMITED AVAILABILITY OF BANK AND INSURANCE COMPANY ASSETS; IMPACT ON LIQUIDITY. Banking regulations limit the amount of dividends that a bank may pay. Further, because of regulatory considerations, Colonial National does not intend to make loans to the Company. In addition, Arizona insurance regulations restrict the amount of dividends which an insurance company may distribute without the prior consent of the Director of Insurance.

         The limited availability to the Company of dividends from Colonial National and the Company's insurance subsidiaries affects the Company's liquidity. For the reasons described above, dividends from Colonial National and the Company's insurance subsidiaries are not expected, for the foreseeable future, to be the Company's major source of liquidity in satisfying its obligations to creditors or in providing a source of dividend payments to stockholders. The Company currently depends on the public sale of debt securities as its primary source of liquidity at the holding company level.

         RISKS ASSOCIATED WITH MAINTAINING PORTFOLIOS OF CREDIT CARD RECEIVABLES AND MORTGAGE LOANS. There are certain risks associated with maintaining portfolios of credit card receivables and mortgage loans. The primary risks involve the possibility of future economic downturns causing an increase in credit losses, and interest rate fluctuations. These risks are inherent to every lender. The Company believes its credit loss experience is generally comparable to industry averages. With respect to interest rate fluctuations, the Company pursues a disciplined interest rate risk management, which includes computer simulations of various scenarios, that it believes will enable it to readily adjust to most market variations.

         REGULATION.   The banking and finance businesses in general are the
subject of extensive regulation at both the state and federal levels. Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities. In addition, the outcome of pending litigation against other credit card issuers concerning the legality of certain credit card fees and charges may adversely impact the Company's business.

         COMPETITION. As a marketer of credit products, the Company faces intense competition from numerous providers of financial services. Although the Company believes it is generally competitive, there can be no assurance that its ability to market its services successfully or to obtain adequate yields on its loans will not be affected by the nature of the competition that now exists or may develop. For example, competition in the credit card industry is increasing as large corporate enterprises such as AT&T, General Motors Corp., General Electric Co. and Ford Motor Co. have recently entered the market, and other large nonbank organizations are expected to enter the market as well. Since many of these credit cards have only recently been introduced, the Company cannot assess the aggregate effect of these competitors upon the Company's credit card business.

         In seeking investment funds from the public, the Company faces competition from banks, savings institutions, money market funds, credit unions and a wide variety of private and public entities that sell debt securities, some of which are publicly traded. Many of the competitors are larger and have more capital and other resources than the Company. There can be no assurance that competition from these other borrowers will not increase the Company's cost of funds.

         PRICE DIFFERENTIAL BETWEEN CLASSES OF COMMON STOCK. Since adoption of an amendment to the Company's Certificate of Incorporation in 1992, the Company has had two classes of common stock. Class A Common Stock has voting rights, while Class B Common Stock, although carrying certain rights and privileges lacking in the Class A Common Stock, is non-voting. See "Description of Capital Stock - Class A Common Stock and Class B Common Stock." Since the dual class structure was established, the Class A Common Stock and the Class B Common Stock generally have traded at disparate market prices. This differential has been as much as $8.50. There can be no assurance that the price differential between the Class A Common Stock and the Class B Common Stock will be reduced or eliminated or as to the extent or continuation of any such price differential in the future.


                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of 18,000 shares of Class B Common Stock offered hereby are expected to be approximately $198,000. The net proceeds to the Company will be used for general corporate purposes.


                              PLAN OF DISTRIBUTION

         Pursuant to an agreement (the "AII Agreement"), dated as of July 1, 1992, between the Company and Adizes Institute, Inc. ("AII"), the Company has agreed, subject to the terms and conditions contained in the AII Agreement, to sell directly to AII, from time to time, an aggregate of 18,000 shares of Class B Common Stock at an offering price of $11.00 per share. To the extent that AII exercises its rights to purchase any or all of the 18,000 shares of Class B Common Stock offered hereby, the Company is obligated, subject to certain conditions set forth in the AII Agreement, to sell such shares of Class B Common Stock to AII.


                          DESCRIPTION OF CAPITAL STOCK

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

         Voting. The authorized capital of the Company includes 30,000,000 shares of Class A Common Stock, par value $.01 per share, of which 17,274,349 shares were outstanding on March 31, 1994. All outstanding shares are fully paid and non-assessable. The holders of the Company's Class A Common Stock are entitled to one vote per share; to receive such dividends, in conjunction with dividends to holders of the Company's Class B Common Stock, as legally may be declared by the Board of Directors, after dividends are paid to holders of preferred stock as described below; and upon liquidation, to receive any net assets of the Company after the liquidation rights of all holders of preferred stock, if any, have been satisfied. There are no preemptive, conversion, cumulative voting, or redemption rights applicable to the Class A Common Stock.

         The authorized capital of the Company includes 30,000,000 shares of Class B Common Stock, par value $.01 per share, of which 22,733,843 shares were outstanding on March 31, 1994. All outstanding shares are fully paid and non-assessable. The holders of the Company's Class B Common Stock are entitled to the same rights as the holders of the Company's Class A Common Stock, except that the holders of Class B Common Stock may not vote (i) in the election of directors, (ii) on an amendment to the

Company's Certificate of Incorporation (including an amendment to increase the authorized shares of Class B Common Stock), (iii) on a proposed merger or consolidation, (iv) on a proposed dissolution of the Company, or (v) on any other matter except to the extent described below or as required under the General Corporation Law of the State of Delaware. Holders of Class B Common Stock are entitled to vote on proposals to change the par value of the Class B Common Stock or to alter or change the powers, preferences or special rights of the shares of Class B Common Stock, including the dividend and Class B protection features described below, which proposals may affect them adversely. Holders of the Class B Common Stock are also entitled to the additional rights described in the following subsections.

         Dividends and Other Distributions. Any cash dividend with respect to either Class A Common Stock or Class B Common Stock, must be accompanied by a dividend on the other class of common stock. The Board of Directors may, however, in its discretion, declare a dividend per share with respect to the Class B Common Stock which is up to 20% higher (but under no circumstances lower) than the dividend declared with respect to the Class A Common Stock. In all other respects the dividends and other distributions, including the per share consideration in the event of a merger or consolidation, with respect to Class A Common Stock and Class B Common Stock are equal, except that dividends or other distributions payable in shares of common stock may be made only as follows: (i) in shares of Class B Common Stock to the holders of both Class A Common Stock and Class B Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of common stock.
Neither the Class A Common Stock nor the Class B Common Stock may be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

         Although it is the present intention of the Board to maintain a higher dividend on the Class B Common Stock, the Board of Directors is not required to declare a higher dividend on the Class B Common Stock and the amount of future dividends, if any, on each class of common stock will depend on circumstances existing at the time, including the sufficiency of funds legally available for the payment of dividends.

         Class B Protection. Because of the existence of the two classes of common stock, one class with voting rights and the other with non-voting rights, voting rights disproportionate to equity ownership could be acquired through acquisitions of Class A Common Stock. The Board of Directors was advised that, while either class of common stock might trade at a premium relative to the other, the non-voting or lesser-voting common stocks of public companies with dual class capital structures frequently trade at a discount from the full voting common stocks of such companies. The Company therefore adopted the "Class B Protection" features described below as a means of helping to reduce or eliminate the economic reasons for the Class A Common Stock and Class B Common Stock to trade at disparate market prices, and to give holders of Class B Common Stock the opportunity to participate in any premium paid in the future for a significant block (10% or more) of the Class A Common Stock by a buyer who has not acquired a proportionate share of the Class B Common Stock. Although the Company adopted the "Class B Protection" features and has paid a higher dividend on the Class B Common Stock in an attempt to minimize any price differential between the classes of common stock, the Class A Common Stock and the Class B Common Stock in fact generally have traded at disparate market prices. On May 2, 1994 the last reported sale price on the NASDAQ-NMS for the Class A Common Stock was $38.50 per share and the last reported sale price on the NASDAQ-NMS for the Class B Common Stock was $35.25 per share. During the period in which the two classes of common stock have existed, this differential has been as much as $8.50. The Company adopted the division of the common stock into two classes with the expressed expectation that the Company generally would issue shares of Class B Common Stock rather than Class A Common Stock in the future to raise equity, to finance acquisitions or pursuant to incentive compensation plans, even if the market price per share of the Class B Common Stock was lower at the relevant time than the market price per share of Class A Common Stock. There can be no assurance that the price differential between the Class A Common Stock and the Class B Common Stock will be reduced or eliminated or as to the extent or continuation of any such price differential in the future.

         If after April 24, 1992, the effective date of the Certificate of Amendment to the Company's Restated Certificate of Incorporation, any person or group acquires (other than upon issuance or sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 10% or more of the then issued and outstanding shares of Class A Common Stock (any person or group making such acquisition being defined as a "Significant Stockholder"), and such person or group does not then own shares of Class B Common Stock constituting an equal or greater percentage of all then issued and outstanding shares of Class B Common Stock, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer to acquire additional shares of Class B Common Stock (a "Class B Protection Transaction"). For purposes of this provision, the terms "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Exchange Act. The Class B Protection feature does not change the ability of Dennis Alter or any member of his family or other management stockholder to transfer a significant voting interest in the Company to another person or group by the sale of their voting shares to such person or group. However, such person or group may also be required to purchase a proportionate amount of Class B Common Stock either concurrently from such stockholder or other persons or pursuant to a Class B Protection Transaction, as described below.

         In a Class B Protection Transaction, the Significant Stockholder must offer to acquire from the holders of the Class B Common Stock that number of shares of additional Class B Common Stock (the "Additional Shares") determined by (i) multiplying the percentage of issued and outstanding shares of Class A Common Stock beneficially owned by such Significant Stockholder which were acquired after April 24, 1992 by the total number of shares of Class B Common Stock outstanding on the date such person or group became a Significant Stockholder, and (ii) subtracting therefrom the total number of shares of Class B Common Stock beneficially owned by such Significant Stockholder on such date which were acquired after the initial distribution of Class B Common Stock to stockholders on May 5, 1992 pursuant to the Certificate of Amendment to the Company's Restated Certificate of Incorporation (including shares acquired on such date at or prior to the time such person or group became a Significant Stockholder). The Significant Stockholder must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined pursuant to such formula, a pro rata amount from each tendering holder.

         The offer price for any shares of Class B Common Stock required to be purchased by the Significant Stockholder pursuant to a Class B Protection Transaction is the greater of (i) the highest price per share paid by the Significant Stockholder for any share of Class A Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder or (ii) the highest price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) as reported on the NASDAQ-NMS (or such other quotation system or securities exchange constituting the principal trading market for either class of common stock) on the date such person or group became a Significant Stockholder.

         A Class B Protection Transaction is also required each time a Significant Stockholder acquires an additional 10% of the then issued and outstanding Class A Common Stock (other than upon issuance or sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) after the last acquisition by such person or group which triggered the requirement for a Class B Protection Transaction, if such Significant Stockholder does not then beneficially own shares of Class B Common Stock acquired after the initial distribution of Class B Common Stock to stockholders on May 5, 1992 constituting an equal or greater percentage of all then issued and outstanding shares of Class B Common Stock. Such Significant Stockholder would be required to offer to buy that number of Additional Shares prescribed by the formula set forth above, even if a previous Class B Protection Transaction resulted in fewer shares of Class B Common Stock being tendered than such previous offer included.

         The requirement to engage in a Class B Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Significant Stockholder that fails to make the required offer, or to purchase shares validly tendered (after proration, if any), is to automatically suspend the voting rights of the shares of Class A Common Stock owned by such Significant Stockholder until consummation of an offer as required or until divestiture of the shares of Class A Common Stock that triggered the offer requirement. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose. Neither the Class B Protection Transaction requirement nor the related penalty applies to any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding.

         The Class B Protection provision does not prevent any person or group from acquiring a significant or controlling interest in the Company, provided such person or group acquires a proportionate percentage of the Class B Common Stock. If a Class B Protection Transaction is prescribed, the purchase price required to be paid in such offer may be higher than the price at which a Significant Stockholder might otherwise be able to acquire an identical amount of Class B Common Stock. Such requirement, therefore, could make an acquisition of a significant or controlling interest in the Company more expensive and, if a Class B Protection Transaction is required, more time consuming, than if such requirement did not exist. Consequently, a person or group might be deterred from acquiring a significant or controlling interest in the Company as a result of such requirement. Moreover, by restricting the ability of an acquiror to acquire a significant interest in the Class A Common Stock by paying a "control premium" for such stock without acquiring, or paying a similar premium for, Class B Common Stock, the Class B Protection provision should reduce or eliminate the economic reasons for the Class A Common Stock and Class B Common Stock to trade at disparate market prices.

         Convertibility. Except as described below, neither the Class A Common Stock nor the Class B Common Stock is convertible into another class of common stock or any other security of the Company.

         The Class B Common Stock could be converted into Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class B Common Stock, the Class A Common Stock or the Class B Common Stock or both become excluded from quotation on the NASDAQ-NMS, or, if such shares are then listed on a national securities exchange, from trading on the principal national securities exchange on which the shares are then traded.

         In addition, if at any time, as a result of additional issuances by the Company of Class B Common Stock, repurchases by the Company of Class A Common Stock or a combination of such issuances and repurchases, the number of outstanding shares of Class A Common Stock as reflected on the stock transfer books of the Company falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, then, immediately upon the occurrence of such event, all the outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence, any shares of Class A Common Stock or Class B Common Stock repurchased by the Company will no longer be deemed "outstanding" from and after the date of repurchase. The Company has no present intention to repurchase any shares of its common stock. In view of the absence of a present intention by the Company to purchase any shares of common stock and the substantial number of shares of Class B Common Stock that would be required to be issued to reach the 10% threshold, the Company believes it unlikely that this provision will be triggered in the foreseeable future.

CLASS A PREFERRED STOCK

         The authorized capital stock of the Company includes 1,010 shares of Class A Preferred Stock, par value $1,000 per share. All of such shares are held by J. R. Alter, the Company's founder. The Class A Preferred Stock is entitled to one-half of a vote per share on all matters on which stockholders are entitled to vote. No dividends may be declared or paid on the Company's outstanding common stock unless and until non-cumulative dividends of $140 per share, payable as and when declared, which are required to be paid on the Class A Preferred Stock for the applicable year (a total of $141,400) have been paid. The holder of the Class A Preferred Stock is not otherwise entitled to participate in the earnings or profits of the Company. Upon the liquidation of the Company, the holder of the Class A Preferred Stock is entitled to receive $1,000 per share ($1,010,000 in the aggregate) before any distributions are made to the holders of the Company's common stock.

CLASS B PREFERRED STOCK

         The authorized capital of the Company also includes 1,000,000 shares of Class B Preferred Stock, par value $.01 per share, none of which is currently outstanding. The Company has no present plans to issue any shares of such stock. Class B Preferred Stock may be issued pursuant to resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances in one or more series, and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the shares of each series so authorized.

CERTAIN PROVISIONS IN THE CERTIFICATE OF INCORPORATION

         The Company's Certificate of Incorporation, as amended, contains certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another entity or person through a tender offer, merger, proxy contest or other transaction or series of transactions.

         One of these provisions is the authorization of 1,000,000 shares of Class B Preferred Stock which the Board of Directors of the Company may issue without stockholder approval for any proper corporate purpose. There are currently no plans or arrangements for the issuance of such shares.

         The Company's Certificate of Incorporation, as amended, does not provide for cumulative voting by stockholders. This means that a significant minority stockholder would not necessarily be able to elect one or more designees to the Company's Board of Directors.

         The Company's Certificate of Incorporation, as amended, also provides that the members of the Board of Directors of the Company are classified in three classes. The term of each class runs for three years and expires at successive annual meetings of stockholders. Assuming the classes have a relatively equal number of directors, it would take a minimum of two annual meetings of stockholders to change the majority of the Board of Directors.

         The overall effect of the foregoing provisions may be to deter a future takeover that a majority of the stockholders might view to be in their best interests. In addition, these provisions may make it more difficult to remove incumbent management.


                                    EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. *

         Securities and Exchange Commission Registration fee                      $   69
         Printing and engraving                                                       --
         Blue Sky fees and expenses                                                   --
         Accounting services                                                       1,250
         Legal fees & expenses                                                        --
         Miscellaneous                                                               250
                                                                                  ------

         Total                                                                    $1,569

- ------------------------
         * All amounts shown are estimates, other than the registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides,inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of the Company provide that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director, officer, employee or agent of the Company for liabilities incurred in connection with services rendered for or at the request of the Company or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. The Company maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

ITEM 16.  EXHIBITS

         4.1. Restated Certificate of Incorporation of Registrant, as amended (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 and Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
                 1993).

         4.2. By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q of the quarter ended June 30, 1989).

         5. Opinion of Gene S. Schneyer, Vice President, Secretary and General Counsel.

         23.1.   Consent of Arthur Andersen & Co.

         23.2. Consent of Gene S. Schneyer, Vice President, Secretary and General Counsel (included in Exhibit 5).

         24.     Power of Attorney of certain officers and directors.

ITEM 17.      UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration
              Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph shall not apply if the information required to be included in such post-effective amendments is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Horsham Township, Montgomery County, Commonwealth of Pennsylvania, on the 3rd day of May, 1994.


                            Advanta Corp.


                            By:  /s/ Richard A. Greenawalt
                                 -------------------------
                                 Richard A. Greenawalt, President,
                                 Chief Operating Officer and Director


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 1994.




/s/ Dennis Alter
- ---------------------------------------------------
Dennis Alter
Chairman of the Board, Chief Executive
Officer and Director


/s/ Richard A. Greenawalt
- ---------------------------------------------------
Richard A. Greenawalt
President, Chief Operating
Officer and Director


/s/ David D. Wesselink
- ---------------------------------------------------
David D. Wesselink
Senior Vice President and
Chief Financial Officer


/s/ John J. Calamari
- ---------------------------------------------------
John J. Calamari
Vice President, Finance, and
Chief Accounting Officer


/s/ Alex W. "Pete" Hart
- ---------------------------------------------------
Alex W. "Pete" Hart
Executive Vice Chairman and Director

         *
- ---------------------------------------------------
Arthur P. Bellis, Director



- ---------------------------------------------------
Max Botel, Director


         *
- ---------------------------------------------------
Richard J. Braemer, Director


         *
- ---------------------------------------------------
Anthony P. Brenner, Director


         *
- ---------------------------------------------------
William C. Dunkelberg, Director



- ---------------------------------------------------
Graeme K. Howard, Jr., Director


         *
- ---------------------------------------------------
Ronald J. Naples, Director


         *
- ---------------------------------------------------
Phillip A. Turberg, Director


         *
- ---------------------------------------------------
Warren W. Kantor, Vice Chairman and
Director



* By:    /s/ Gene S. Schneyer
     ----------------------------------------------
          Gene S. Schneyer
          Attorney-in-Fact

                                 EXHIBIT INDEX



ITEM
         4.1.    Restated Certificate of Incorporation of Registrant, as amended (incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 and Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for
                 the quarter ended March 31, 1993).

         4.2.    By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3 to the
                 Registrant's Quarterly Report on Form 10-Q of the quarter ended June 30, 1989).

         5.      Opinion of Gene S. Schneyer, Vice President, Secretary and General Counsel.

         23.1.   Consent of Arthur Andersen & Co.

         23.2.   Consent of Gene S. Schneyer, Vice President, Secretary and General Counsel
                 (included in Exhibit 5).

         24.     Power of Attorney of certain officers and directors.